Exhibit 4.1.4
LUCENT TECHNOLOGIES INC.,
AND
THE BANK OF NEW YORK,
as Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of December [__], 2006

Supplement to Indenture Dated as of June 4, 2003

     THIRD SUPPLEMENTAL INDENTURE, dated as of December [___], 2006 (the “Supplemental Indenture”), among LUCENT TECHNOLOGIES INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee have entered into that Indenture, dated as of June 4, 2003 (as supplemented by the First Supplement (as defined below) and the Second Supplement (as defined below), the “Indenture”), which provided for the issuance of one or more series of securities (the “Securities”);
     WHEREAS, the Company and the Trustee have entered into that First Supplemental Indenture, dated as of June 4, 2003 (the “First Supplement”), which provided for the issuance of the Company’s 2 ¾% Series A Convertible Senior Debentures due 2023 (the “Series A Debentures”) and the Company’s 2 ¾% Series B Convertible Senior Debentures due 2025 (the “Series B Debentures”, and together with the Series A Debentures, the “Debentures”);
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 2, 2006 (the “Merger Agreement”), by and among the Company, Alcatel, a societe anonyme organized under the laws of the Republic of France, and Aura Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Alcatel (“Merger Sub”), Merger Sub merged with and into the Company on November 30, 2006, with the Company continuing as the surviving corporation (the “Merger”);
     WHEREAS, following consummation of the Merger, the Company is a wholly owned subsidiary of Alcatel and Alcatel changed its name to Alcatel Lucent (“Alcatel Lucent”);
     WHEREAS, the Company and the Trustee have entered into that Second Supplemental Indenture dated as of November 30, 2006 (the “Second Supplement”) as required by the terms of the Indenture in connection with the consummation of the Merger (as defined below);
     WHEREAS, the Board of Directors of Alcatel Lucent has determined it to be in the best interest of Alcatel Lucent to guaranty the principal of, premium, if any, interest on, and all other monetary obligations arising under the Debentures;
     WHEREAS, the Company desires to execute and deliver this Supplemental Indenture (i) to amend the Indenture to provide that the reports and other information required to be provided by the Company and in respect of the Company may instead be provided only with respect to Alcatel Lucent, (ii) to amend the Indenture to provide that the holders of the Debentures shall receive an adjustment to the Conversion Rate (as defined in the First Supplement) in the event the Parent (as defined herein) pays any dividend or distribution in cash during the fiscal year of the Parent in excess of a specified threshold (collectively the items specified in clause (i) and (ii) being the “Consent Amendments”), (iii) to amend the Indenture to increase the interest rate payable in the respect of the Debentures from 2 ¾% per annum to 2.875% per annum, (iv) to increase the Conversion Rate in effect immediately prior to the date hereof, (v) to amend the Indenture to allow the Company to set-off any withholding due from a holder against amounts due to such holder and (vi) to add certain defined terms and related text in the Indenture;
     WHEREAS, the Board of Directors of the Company has determined it to be in the best interest of the Company to make the Consent Amendments and the other amendments to the Indenture;
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities to effect the Consent Amendments with the written consent of the Holders of at least a majority in principal amount of the Securities of each Series then outstanding (the “Required Consent”);
     WHEREAS, the Company has obtained the consent of the holders of a majority in principal amount of the Series [___] Debentures (a “Required Series Consent”); and
     WHEREAS, pursuant to Section 9.02 of the Indenture, upon receipt of a Required Series Consent, the Company and the Trustee are authorized to execute this Supplemental Indenture, which shall become operative upon receipt of a Required Consent.
     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed between the Company and the Trustee, for the equal and proportionate benefit of the respective Holders from time to time, as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Definition of Terms. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.
ARTICLE II
AMENDMENTS
     Section 2.1. Section 1.01 of the Indenture is amended to delete the definitions of “Conversion Price” and “Interest” in their entirety and substitute in lieu thereof the following:
     “Conversion Price” means, as of the Third Supplemental Indenture Date, $1,000 divided by the applicable Conversion Rate, (i) initially, in the case of the Series A Debentures, $16.75 and (ii) initially, in the case of the Series B Debentures, $15.35.
     “Interest” means during the period (i) commencing on the Original Issue Date to but excluding the Third Supplemental Indenture Date, an annual rate of 2 ¾% of the principal amount of the Series A Debentures and 2 ¾% of the principal amount of the Series B Debentures and (ii) commencing on the Third Supplemental Indenture Date, an annual rate of 2.875% of the principal amount of the Series A Debentures and 2.875% of the principal amount of the Series B Debentures, in each case, plus defaulted interest, if any.

     Section 2.2. Section 1.01 of the First Supplement is amended by adding in clause (c) of the definition of “Current Market Price” the following “and (viii)” immediately after the reference to “Section 1.10(f)(vii)” contained therein.
     Section 2.3. Section 1.01 of the Indenture is further amended to include the following definitions in their proper alphabetical location:
     “ADS” means an American Depository Share of Alcatel Lucent representing, as of the Third Supplemental Indenture Date, one (1) Alcatel Lucent Ordinary Share.
     “Alcatel Lucent Ordinary Share” means an ordinary share, nominal value €2.00 per share, of Alcatel Lucent.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
     “Dividend Threshold Amount” means €0.08, appropriately adjusted from time to time for any stock dividends on, subdivisions or combinations of, or similar transactions with respect to, the Common Stock.
     “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.
     “Parent Guaranty” means a guaranty by a Parent (whether or not subordinated to the Parent’s senior debt) of the principal of, premium, if any, interest on, and all other monetary obligations arising under the Debentures.
     “Third Supplement Conversion Rate Adjustment” has the meaning provided in Section 2.7 of the Third Supplemental Indenture.
     “Third Supplemental Indenture” means the Third Supplemental Indenture dated as of December [_________], 2006.
     “Third Supplemental Indenture Date” means the date of effectiveness of the Third Supplemental Indenture.
     Section 2.4. Section 4.02 of the Indenture is amended by inserting the following text as a new paragraph at the end of Section 4.02:
     Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guaranty, the Parent may furnish to the Holders copies of its annual report and the information, documents and other reports (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act) that the Parent is required to file pursuant to Sections 13 and 15(d) of the Exchange Act in lieu of those required to be furnished by the Company. At such time as the Parent Guaranty is released or terminated, the Parent shall no longer be obligated to provide the reports and information provided for in this paragraph.
     Section 2.5. Section 1.03 of the First Supplement is amended by deleting in its entirety the second sentence thereof and substituting in lieu thereof:
     The unpaid principal amount of the Series A Debentures and the unpaid principal amount of the Series B Debentures shall bear interest at a rate equal to during the period (i) commencing on the Original Issue Date to but excluding the Third Supplemental Indenture Date, of 2 ¾% per annum and (ii) commencing on the Third Supplemental Indenture Date, 2.875%, in each case until paid or duly provided for, and such interest shall accrue from the commencement of the applicable period or from the most recent Interest Payment Date to which interest has been paid or duly provided for.
     Section 2.6. Section 1.10(f) of the First Supplement is amended by inserting the following “and Section 1.10(f)(viii)” immediately after the reference to “Section 1.10(f)(vii)” in Section 1.10(f)(vii).
     Section 2.7. Section 1.10(f) of the First Supplement is further amended by inserting the following text as new clauses (viii) and (ix) at the end of Section 1.10(f):
     (viii) Cash dividends or distributions. In case the Parent pays a dividend or makes a distribution in all cash on the Common Stock to all holders of Common Stock during any fiscal year (or portion thereof) of Parent after the Third Supplemental Indenture Date for which an adjustment has not been made previously pursuant to this Section 1.10(f)(viii) and Section 1.10(f)(vii) in an aggregate amount that, together with all other all-cash dividends or distributions made during such fiscal year (or portion thereof) that exceeds, on a per share Common Stock basis, the Dividend Threshold Amount (excluding, any such cash dividend or distribution in connection with liquidation, dissolution or winding up of the Parent) the Conversion Rate in effect immediately before the close of business on the day that the ADSs trade ex-distribution will be adjusted by dividing (A) the Conversion Rate by (B) a fraction, the numerator of which will be the Current Market Price of the ADSs and the denominator of which will be the Current Market Price of the ADSs plus the amount per share of such dividend or distribution payable to the holders of Alcatel Lucent Ordinary Shares in excess of the Dividend Threshold Amount, and, if applicable, converted into Dollars using the euro/US dollar “noon buying rate” in New York certified by the New York Federal Reserve Bank on the date of payment of such dividend or distribution. If the prior consent of the Parent’s shareholders would be required for the issuance of any additional shares of ADSs issuable as a result of the adjustment provided for in this Section 1.10(f)(viii) and such consent has not been received as of the relevant Conversion Date, the Company shall have at its option the right to deliver cash, ADSs or any combination of cash and ADSs for the current market value of such additional shares. The current market value of such additional shares of ADSs shall be determined to the nearest 1/10,000th of a share and shall be the Sale Price of a share of ADS on the Trading Day immediately preceding the relevant Conversion Date. If the shareholders’

consent shall have been received prior to the relevant Conversion Date, the Company shall not have the option of delivering cash for such additional shares of ADSs, other than in respect of any fractional shares issuable upon such conversion.
     (ix) Withholding taxes. If the Company pays U.S. federal withholding taxes on behalf of a non-U.S. Holder as a result of the Third Supplement Conversion Rate Adjustment or any adjustment provided for in Section 1.10(f)(viii), the Company may, at its option, set off such payments against payments to such non-U.S. Holder with respect to the Debentures held by such Holder or the ADSs issuable to such Holder upon conversion.
     Section 2.8. Section 1.12 of the First Supplement is amended by deleting the first sentence of such Section in its entirety and substituting in lieu thereof the following:
     Except in connection with shares of Common Stock issuable in respect of any adjustments made pursuant to Section 1.10(f)(viii), the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to permit the conversion of all the outstanding Debentures as such Debentures are presented for conversion from time to time.
ARTICLE III
THE CONVERSION RATE
     Section 3.1. Conversion Rate. Notwithstanding anything to the contrary contained in the Indenture, the First Supplement, the Second Supplement or the Global Securities, as of the Third Supplemental Indenture Date, the Conversion Rate shall be deemed to be (i) in respect of the Series A Debentures, 59.7015 ADSs per $1,000 principal amount of the Series A Debentures and (ii) in respect of the Series B Debentures, 65.1465 ADSs per $1,000 principal amount of the Series B Debentures (collectively, the “Third Supplement Conversion Rate Adjustment”), in each case, subject to adjustment in certain events described in the Indenture.
     Section 3.2. Calculation of Conversion Rate Adjustments. Notwithstanding anything to the contrary contained herein or in the Indenture, the First Supplement, the Second Supplement or the Global Securities, to the extent any adjustment is required to made to the Conversion Rate as a result of the provisions of Section 1.10 of the First Supplement (as further supplemented by the Second Supplement and this Supplemental Indenture), such adjustment shall be made on the first Business Day that calculation of such adjustment may be reasonably determined, which date may occur following the date of the event giving rise to such adjustment.
     Section 3.3. References to Common Stock. Subject to the provisions of the Indenture, the First Supplement, the Second Supplement and this Supplemental Indenture, all references to Common Stock in the First Supplement and this Supplemental Indenture shall be deemed to be references to the Conversion Consideration (as defined in the Second Supplement), ADSs or Alcatel Lucent Ordinary Shares, to the extent necessary to give effect to Section 1.10(f)(v) of the First Supplement.

ARTICLE IV
ACCEPTANCE OF SUPPLEMENTAL INDENTURE
     Section 4.1. Acceptance. Upon receipt of a Required Series Consent, the Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture upon receipt of the Required Consent.
ARTICLE V
MISCELLANEOUS
     Section 5.1. Effectiveness of the Supplemental Indenture. This Supplemental Indenture shall be effective as to all series of Debentures on the date that (i) the Required Consent is obtained and (ii) the Company and the Trustee have executed this Supplemental Indenture. If upon receipt of a Required Series Consent, the Trustee accepts and executes this Supplemental Indenture in accordance with Section 4.1 and the Required Consent is not thereafter obtained in accordance with the terms of the consent solicitation for the Required Consent, this Supplemental Indenture shall be null and void.
     Section 5.2. Effect of Supplemental Indenture. Upon the effectiveness of this Supplemental Indenture, (i) the Indenture shall be supplemented and amended in accordance herewith, (ii) this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby, (iii) the Securities shall be designated as the Company’s 2.875% Series A Convertible Senior Debentures due 2023 and the Company’s 2.875% Series B Convertible Senior Debentures due 2025, respectively and (iv) subject to the amendments provided for in this Supplement Indenture, all references in the First Supplement and the Global Securities to 2 ¾% shall be deemed to be references to 2.875%.
     Section 5.3. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 5.4. Incorporation of Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
     Section 5.5. Headings. The headings of the Articles and Sections of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.
     Section 5.6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 5.7. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     Section 5.8. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and Lucent shall bind their respective successors and assigns, whether so expressed or not.
     Section 5.9. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5.10. Benefits of Supplemental Indenture, Etc. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Debentures.
     Section 5.11. Recitals. The recitals contained herein are made by the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 5.12. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 5.13. No Security Interest Created. Nothing in this Supplemental Indenture, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Company and its Subsidiaries is located.
     Section 5.14. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first written above.

LUCENT TECHNOLOGIES INC.
By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee
By:
Name:
Title: